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                                                                    Exhibit 2.02

Exhibit 2.02 Agreement and Plan of Reorganization among Registrant, APC Telecommunications Inc. ("APC"), and the Shareholders of APC.

    A G R E E M E N T   A N D   P L A N   O F   R E O R G A N I Z A T I O N


         This Agreement ("Agreement") is made and entered into on June 12, 1998, by and among PROPAINT SYSTEMS, INC., a Nevada corporation, as buyer (the "Company"); ACCESS POWER CANADA, INC., a federally chartered Canadian corporation, as the acquired company ("Acquired Company" or "APC"); and certain persons executing this Agreement in their capacity as shareholders of APC (the "APC Holders").

         R E C I T A L S:

         A. The APC Holders collectively own of record and beneficially all of the 8,000,000 issued and outstanding shares of capital stock of APC (the "APC Shares"): and

         B. The APC Holders desire to sell to the Company, and the Company desires to purchase from the APC Holders, all of the APC Shares, on the terms and subject to the conditions of this Agreement; and

         C. The respective boards of directors of APC and the Company have approved the execution of this Agreement and performance of the parties' respective obligations herein.

         NOW THEREFORE, for and in consideration of the premises and the mutual promises and undertakings contained herein, and for other good and valuable consideration, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

         1. THE EXCHANGE.

         1.1 Sale and Purchase of the APC Shares. On the terms and subject to conditions of this Agreement, at the Closing (defined below), the APC Holders shall sell, transfer, assign, convey and deliver to the Company or the Company's wholly owned subsidiary, free and clear of all adverse claims, security interests, liens, claims and encumbrances (other than restrictions under applicable securities laws or as expressly agreed to

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herein by the Company), and the Company or its subsidiary shall purchase, accept and acquire all of the 8,000,000 APC Shares from the APC Holders, such purchase and sale being herein sometimes referred to as the "Exchange." The Company shall receive good and merchantable title to the APC Shares. It is intended among all the parties that the Exchange shall constitute a tax free reorganization within the meaning of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("Code").

         1.2 Issuance of Exchange Shares. In full payment for the APC Shares, the Company shall ratably issue and deliver to the APC Holders in proportion to their respective ownership of the APC Shares, an aggregate of

                  (i) 5,000,000 shares of the Company's common stock, $.001 par value per share (the "Common Exchange Shares"); and

                  (ii) 5,000,000 shares of the Company's "Series A, Voting
                       Convertible Preferred Shares," $.001 par value per share (the "Preferred Exchange Shares"), the terms, preferences and designations of which are set forth on EXHIBIT A to this Agreement.

The Common Exchange Shares and Preferred Exchange Shares are sometimes collectively referred to in this Agreement as the "Exchange Shares." The Exchange Shares, which term includes the common shares of the Company into which the Preferred Exchange Shares may be converted ("Conversion Shares"), will, when issued, be validly issued, fully paid, and nonassessable; the sale, issuance and delivery of the Exchange Shares on the terms herein contemplated has been authorized by all requisite corporate action of the Company; and the Exchange Shares and Conversion Shares will not be be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of the Company or any other person. The Exchange Shares shall be issued to the APC Holders in the respective denominations set forth on SCHEDULE 1.2 to this Agreement.

         1.3 Exchange Shares Not Registered. The Exchange Shares have not been and will not be registered under the Securities Act of 1933, as amended ("Act"), or the securities laws of any state or states, in reliance upon exemptions from the Act's registration requirements and state law registration requirements as set forth below:

                  (a) Exchange Shares Issuable to U.S. Persons. Exchange Shares issuable to APC Holders resident in the U.S. or otherwise defined as "U.S. Persons" in Regulation S under the Act shall be issued in reliance upon the exemptions from registration provided by Section 4(2) of the Act and/or Rule 506 of Regulation D under the Act and under analogous state securities laws, on the grounds that the Exchange does not involve any public offering. The Exchange Shares issuable to U.S. Persons will be "restricted securities" as that term is defined in Rule 144(a) of the General Rules and Regulations under the Act and must be held indefinitely, unless they are subsequently registered under the Act or an exemption from the Act's registration requirements is available for their resale. The prior written consent of the Company will be necessary for any transfer of any or all of the Exchange Shares, unless the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 or other available exemption under the Act. All certificates evidencing the Exchange

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Shares issued to U.S. Persons shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

                  "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act."

                  (b) Exchange Shares Issuable to Non-U.S. Persons. Exchange Shares issuable to APC Holders who are not resident in the United States of America or otherwise "U.S. Persons" shall be issued in reliance upon the exemption from registration provided by Regulation S under the Act, on the grounds that the issuance and delivery of the Exchange Shares to such persons does not involve the sale of a security within the meaning of Section 5 of the Act. The Exchange Shares issuable to non-U.S. Persons will be "restricted securities" as defined in Rule 902 of Regulation S and may not be resold in the United States of America or to any U.S. Person during the one (1)-year "distribution compliance period" following the Closing. Any resales of Exchange Shares in the United States of America or to a U.S. Person following expiration of such period must be made pursuant to registration under the Act or pursuant to an available exemption from the Act's registration requirements. Any hedging transactions involving Exchange Shares must be conducted in compliance with the Act. All certificates evidencing the Exchange Shares issued to U.S. Persons shall, unless and until removed after expiration of the distribution compliance period, bear a restrictive legend substantially in the following form:

         The shares evidenced by this certificate and any underlying common shares have not been registered under the U.S. Securities Act of 1933 ("Act") but have been offered and sold in reliance upon Regulation S under the Act. Transfer of these securities is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an exemption from registration under the Act. Any hedging transactions involving these shares or any underlying common shares may not be conducted unless in compliance with the Act.

         1.4 Closing. Subject to the conditions precedent set forth herein, the closing of all transactions herein contemplated ("Closing") shall take place on or before June 23, 1998, at a place mutually agreed by APC and the Company ("Closing Date"). This Agreement shall be effective and binding when signed by all parties.

         1.5 Assignment of Exchange Shares. If any certificate for Exchange Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Survivor that such tax has been paid or is not payable.

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         1.6 Officers and Directors of the Company. At the Closing, the current officers and directors of the Company shall resign as necessary and the appropriate persons shall be elected as the directors and executive officers of the Company. Immediately following the Closing, the directors and officers of the Company shall be:

              Name                               Position
              ----                               --------
         Larry Hunt                    DIRECTOR, President, CEO
         Ron Crowe                     DIRECTOR, Vice President for Operations
         Richard Quinney               DIRECTOR, Chief Financial Officer
         Robert Clarke                 DIRECTOR

It is agreed by the parties that Robert Clarke shall serve on the board of directors and all committees of the board for a period of three (3) years following the Closing, and the APC Holders agree that he shall, during such three-year period, be nominated for election to the board of directors at every meeting of the shareholders at which directors are elected. The APC Holders agree to affirmatively vote all of their shares of the Company entitled to vote in the election of directors in favor of electing Robert Clarke to the board of directors in all elections of directors during the three year period, whether occurring at a shareholder meeting or by written consent or otherwise.

         1.7 Further Assurances. APC and the APC Holders agree to execute all documents and instruments and to take or to cause to be taken all actions which the Company deems necessary or appropriate to complete the transactions contemplated by this Agreement, whether before or after the Closing.

         2. OTHER AGREEMENTS OF THE PARTIES.

         2.1 The Company's Option to Redeem Exchange Shares. For purposes of this Agreement, APC officers Ronald Crowe, Richard Quinney and Larry Hunt are defined as the "Executives." The Company shall have the right for a period of twenty-four (24) months following the Closing (the "Period") to redeem and shall redeem all Exchange Shares at a price of One Cent (US$.01) per share, held by any Executive or APC Holder which is an affiliate of an Executive whose employment with the Company is, during the Period, voluntarily terminated by the Executive or is involuntarily terminated by the Company for serious cause; and the Company shall, in the event an Executive's employment with the Company is involuntarily terminated for cause during the Period, have the right to redeem and shall redeem only part of the Exchange Shares based upon proration through the date of termination. Every Executive agrees to this redemption right in favor of the Company and agrees to execute at the Closing an option in favor of the Company in the form of EXHIBIT B to this Agreement. The Executives agree that the terms and duration of the Period are reasonable. This redemption right shall not apply if termination of an Executive's employment with the Company occurs due to a merger, stock exchange or consolidation of the Company with, or sale of the Company or all or substantially all of its assets to, another company or persons then unaffiliated with the Company.

         "Employment with the Company" as used in this Section shall include an Executive's employment or relationship as an officer, employee, consultant or adviser with the Company or

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any affiliated company, provided that the Executive renders regular services averaging in any 90-day period not less than twenty (20) hours per week. "Employment with the Company" as herein used shall not be affected by an Executive's transfer of employment among the Company and any one or more affiliated companies. An Executive's employment with the Company shall not be deemed terminated by death, by bona fide permanent or temporary disability or sick leave, by military leave or by leave (e.g., jury duty) required by law or legal process; except that incarceration for a period exceeding nine months upon conviction for any crime or for contempt of court will constitute termination of employment with the Company. The term "affiliated company" means Survivor, any other wholly or principally owned subsidiary of the Company, and any joint venture or other business venture in which the Company or an affiliated company owns at least twenty-five percent (25%) of the equity and net profits interest. "Serious cause" is defined on SCHEDULE 2.1 to this Agreement. The term "cause" means any reason for termination by the Company other than serious cause.

         The Company is required to redeem Exchange Shares of any Executive whose employment with the Company terminates during the Period, and this redemption right shall not be waived, surrendered, forgiven or in any manner given up by the Company. Any officer or director of the Company who does or attempts to do so or who fails to vigorously pursue redemption when applicable shall be liable to the Company. This Section is intended for the protection of existing shareholders of the Company and persons who become shareholders of the Company during the Period. The parties expressly agree that all shareholders of the Company at the time an Executive's employment with the Company terminates during the Period are and shall be third party beneficiaries of this provision. Any one or more of such shareholders may bring an action to compel the Company to redeem Exchange Shares when redemption is required by this Section and/or to recover on the Company's behalf any damages suffered by failing to redeem Exchange Shares when required hereunder. A shareholder prevailing in such action shall be entitled to reimbursement from the Company for costs and reasonable attorneys' fees incurred in bringing such action(s). Notwithstanding anything to the contrary contained in this Section, the Company and its officers and directors shall be excused from pursuing any redemption required by this Section if redemption is excused by affirmative vote of a majority of the Company's shareholders other than the Executives, who shall not vote or have the right to vote on any such proposal. This Section 2.1 shall not constitute an employment agreement, and no provision of this Section 2.1 shall in and of itself entitle any Executive to continued employment with the Company.

         2.2 Prohibited Recapitalizations. The parties acknowledge that, following the Closing, the APC Holders when acting as a group will hold the majority of the Company's voting power. It is expressly agreed among the parties that during the Period, the Company shall not effect any "prohibited recapitalization," defined as any reverse split or combination of its common shares, or any reorganization, recapitalization or other action whatsoever which has the effect of changing the number of outstanding common shares of the Company into a smaller number of common shares. Each APC Holder expressly agrees that, during the Period, he, she or it will not vote for or support any prohibited recapitalization nor grant a proxy or other voting right to a person other than an APC Holder to vote at any meeting or act by written consent on a proposal to effect a prohibited recapitalization, and will affirmatively oppose any attempt to effect a prohibited recapitalization during the Period unless approved in a manner permitted by this Agreement. The term prohibited recapitalization does not include an arm's

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length merger, exchange, consolidation or similar transaction with an entity then unaffiliated with the Company or any APC Holder.

         2.3 Options and Warrants Prohibited. Except for the Permitted Options defined below, during the Period no stock, nor options, warrants or other rights to acquire common stock of the Company, nor any instrument exchangeable for or convertible into common stock or any right to acquire common stock of the Company, shall be issued, awarded or granted to any Executive. During the second twelve months of the Period, the Company's board of directors may, if the Company's consolidated, aggregate revenues from all sources for the first twelve
(12) full months following the Closing equal or exceed C$1,500,000, grant to one or more of the Executives options to purchase an aggregate of not more than 500,000 shares of the Company's common stock (the "Permitted Options") pursuant to the Company's 1997 Compensatory Stock Option Plan, on terms determined by the Company's board of directors; provided, that the price per share shall be the greater of $1.00 per share or the fair value of the common stock on the date of grant; "fair value" meaning the highest sale price of the common stock on the date of award. If the common stock of the Company is split or (with shareholder approval as herein provided) reverse split during the Period, the number of shares subject to purchase under Permitted Options and the lowest permissible exercise price per share as set forth in this Paragraph shall be adjusted accordingly.

         2.4 Excessive Parachute Awards Prohibited. During the Period, no contract, agreement or understanding of any kind shall be executed or put into place between the Company or any affiliated company on the one hand, and any Executive on the other hand, which calls for any excessive parachute award, whether in the form of money, money equivalents, stock or other property or thing of value, to be paid to an Executive upon termination of the Executive's employment with the Company as defined in this Agreement. An excessive parachute award is one the cash amount or fair value of which exceeds $10,000 at the time of award, excluding compensation and accrued or deferred compensation already due at the time of termination.

         2.5 Excessive Compensation Prohibited. During the first twelve months of the Period, no Executive shall receive annual compensation in cash or cash equivalents or in any other form with a cash value exceeding US$60,000 in amount, including fees, salaries, bonuses, perquisites and the like, but excluding commissions, overrides and bonuses on sales payable to sales managers or persons managing sales functions, in amounts reasonably customary in APC's industry. In the second twelve months of the Period, annual compensation may be increased to an amount not exceeding US$100,000, if the Company's consolidated, aggregate revenues from all sources for the first twelve (12) full months following the Closing equal or exceed C$1,500,000. Notwithstanding the foregoing provisions of this Section, the full board of directors may by unanimous vote award extra compensation in excess of amounts permitted by this Section to an Executive based on extraordinary effort or results benefitting the Company, in an amount reasonably commensurate with the effort or results.

         2.6 Right to Enforce Provisions. The provisions set forth in Paragraphs
2.2 through 2.5 are intended for the protection of persons who are and during the Period become shareholders of the Company, and all parties agree that such provisions and the duration of the Period are reasonable. Prohibited recapitalizations and other things and acts prohibited in

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Sections 2.2 through 2.5 are referred to in this paragraph as "prohibited acts."
The parties expressly agree that all shareholders of the Company at the time of the taking of a prohibited act are or shall be third party beneficiaries of such provisions. Any one or more of such shareholders may bring an injunctive action to prevent a prohibited act, an action to force the Company to revoke or rescind a prohibited act as if it had never been effected, an action to recover on the Company's behalf any damages suffered by effecting the prohibited act, or any one or more of such actions, or may otherwise judicially enforce such provisions. Any shareholder prevailing in such injunctive or other action shall be entitled to reimbursement from the Company and all officers and directors involved in effecting the prohibited act for costs and reasonable attorneys' fees incurred in bringing such action(s). Notwithstanding anything contained in Sections 2.2 through 2.5, however, a prohibited act may be effected during the Period if (i) approved by the Board of Directors and placed by the Board of Directors before the Company's shareholders for vote; and (ii) approved in advance by affirmative vote of a majority of the Company's shareholders other than the APC Holders, who shall not vote or have the right to vote on approval of any prohibited act.

         2.7 Change of the Company's Name. The parties agree that, as soon as reasonably possible following the Closing, a special meeting of the Company's shareholders shall be called for the purpose of voting upon a change of the Company's name to APC TELECOMMUNICATIONS, INC. The APC Holders agree to vote their Exchange Shares in favor of the name change.

         2.8 The Company and APC to Obtain Financial Statements. The Company and APC each shall, after the Closing, by July 31, 1998, provide financial statements; as to the Company, including a balance sheet as of December 31, 1997, and statements of cash flows, operations and changes in stockholders' or members' equity for the period from inception through December 31, 1997; and as to APC, including balance sheet and the same statements through June 30, 1998; in each case, together with all required footnotes and schedules, audited by certified public accountants who are members of the SEC Practice Section of the AICPA. Such statements shall be prepared in accordance with Item 310 of Regulation S-B of the Securities and Exchange Commission and with generally accepted accounting principles, applied on a consistent basis.

         2.9 Franchise and Other Rights Held by APC. APC, as franchisee, has executed a Master Franchise Agreement with Access Power, Inc., as franchisor, and such agreement is in full force and effect and is valid and binding upon the parties in accordance with its terms. An unredacted copy of the Master Franchise Agreement will be provided to the Company prior to Closing, and the terms of such agreement shall be reasonably satisfactory to the Company and its counsel. APC may require that every person having access to such agreement on behalf of the Company execute a confidentiality agreement prior to reviewing the agreement.

         2.10 Acknowledgment of APC Debt. The parties acknowledge that at the Closing APC will have outstanding long-term debt in the form of promissory notes aggregating approximately C$400,000 and a bank loan for equipment that will not exceed C$250,000.

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         3. CAPITALIZATION.

         3.1 The Company's Capitalization at Closing. At the Closing, the Company shall have issued and outstanding common stock and/or options and other rights to purchase its common stock (the "Standing Options") totalling in the aggregate not more than 2,000,000 shares of its common stock, including all shares issued or issuable to settle all debts of the Company, but excluding any common shares issued as part of the Units (defined below). Other than such shares and shares underlying options, at the Closing the Company will not without the prior written consent of APC have issued or outstanding any other shares of stock, nor any options or other rights to purchase its common stock, nor any instrument convertible into or exchangeable for its common stock. No shareholder of the Company will have any preemptive right or similar right to purchase the Exchange Shares or other stock of the Company.

         3.2 Unit Offering. In addition to the 2,000,000 shares or options outstanding as provided in the preceding paragraph, the Company shall create, sell and issue 2,000,000 units ("Units") at a price of US$0.05 per Unit. Each Unit shall consist of (i) one share of common stock, (ii) one Class A common stock purchase warrant entitling the holder to purchase one share of the Company's common stock at a price of US$0.10 per share until 5:00 o'clock p.m. Eastern Time on April 30, 1999; (iii) one Class B common stock purchase warrant entitling the holder to purchase one share of the Company's common stock at a price of US$0.14 per share until 5:00 o'clock p.m. Eastern Time on April 30, 1999; and (iv) one Class C common stock purchase warrant entitling the holder to purchase one share of the Company's common stock at a price of US$0.20 per share until 5:00 o'clock p.m. Eastern Time on April 30, 1999. Such exercise prices shall be subject to adjustment for certain corporate events, and the exercise periods of any warrants may be extended. The Units shall be offered and sold in reliance upon Rule 504 under the Act, and the Units and the component common shares and warrants shall not be restricted. The Units may be sold at any time after the Closing. The Company will use information provided by APC, such as business plan, financial statements, financial projections and assumptions and contracts in force, to offer and sell the Units.

         4. APC's REPRESENTATIONS AND WARRANTIES. APC hereby represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

                  (a) Organization and Standing. APC is a federally chartered corporation duly organized, validly existing and in good standing under the laws of Canada, with all requisite power and authority to carry on the business in which it is engaged, to own the properties and assets it owns, and is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

                  (b) Capitalization. No other shares of capital stock are authorized or have been issued. All of the 8,000,000 issued and outstanding shares of capital stock of APC (the APC Shares) have been duly authorized, validly issued, and are fully paid and nonassessable. APC does not have outstanding any option, warrant or similar instrument and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby APC is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of APC of any type or class. APC has

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provided to the Company a certified shareholder list which sets forth the names and addresses of the APC Holders and the number of APC Shares held by each, which is the same as reflected on the signature page hereto.

                  (c) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting APC or any of its properties or assets in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum which, if determined adversely to APC, would materially affect its business, prospects, properties or financial condition or APC's right to conduct its business as being conducted or expected to be conducted, except as disclosed on SCHEDULE 4(c). There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which APC is a party or by which it is bound or affected, except as disclosed on SCHEDULE 4(c). Copies of material pleadings shall accompany such schedule.

                  (d) Estoppel. All statements made in this Agreement, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith, by APC are true, correct and complete as of the date of this Agreement and will be so as of the Closing Date. All statements contained in any certificate made by any official of APC and delivered to the Company shall be deemed representations and warranties of APC.

                  (e) Compliance with Laws and Permits. APC has complied in all material respects with its articles of incorporation and bylaws (each as amended to date), all applicable laws, regulations and rules, all applicable orders, judgments, writs, decrees or injunctions of federal, state and municipal governments or any department, agency or other instrumentality thereof, domestic or foreign, applicable to its business or properties, and has not done or omitted to do any act or acts which singly or in the aggregate are in violation of any of the foregoing. APC has obtained all federal, provincial and municipal licenses and permits necessary to its properties and operations, is not in violation of any such license or permit and has not received any notification that any revocation or limitation thereof is pending or threatened.

                  (f) No Undisclosed Material Liabilities. APC has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), including liabilities as guarantor or surety or otherwise for the obligations of others and tax liabilities due or to become due, except as described in SCHEDULE 4(f). There is no basis for any material claim against APC's assets which involves an amount in excess of $10,000, except as disclosed in writing to the Company. APC has no creditors whose prior consent might be required by law to the Exchange.

                  (g) Material Transactions and Adverse Changes. Except as has been disclosed in writing to the Company, APC has not and as of the Closing Date will not have: (i) suffered any materially adverse change in its assets taken as a whole; (ii) suffered any damage or destruction in the nature of a casualty loss to any one or more of its assets, whether or not covered by insurance, which singly or in the aggregate are materially adverse to the properties or business of APC; (iii) made any change in any method of accounting or accounting practice,

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including the revaluation of any of its assets; or (iv) agreed in writing or otherwise to take any action prohibited in this Section.

                  (h) Taxes. All income, excise, unemployment, social security, occupational, franchise, ad valorem and other taxes, duties, assessments or charges levied, assessed or imposed upon APC by any federal, state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed. Adequate reserves have been established for all income and other tax liabilities, except as otherwise disclosed on SCHEDULE 4(h). APC has not waived any statute of limitations with respect to any tax liability whatever for any period prior to the date of this Agreement or agreed to any extension of time with respect to a tax assessment or liability. No consents have been filed by APC pursuant to Paragraph 341(f) of the Internal Revenue Code of 1986, as amended.

                  (i) Contracts. Attached to this Agreement as SCHEDULE 4(i) is a listing of all contracts to which APC is a party. With respect to each such contract, except as disclosed in writing to the Company, APC is not in default, the contract is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, and the contract will continue after the Closing to be legal, valid, binding, in full force and effect in accordance with its terms. Contracts or commitments described in any other Schedule need not be disclosed in SCHEDULE 4(i).

                  (j) Indebtedness to and from Affiliates. Except as disclosed on SCHEDULE 4(j), APC is not indebted to any officer, director, employee or shareholder thereof as of the date of this Agreement, and no money or property is owed to APC by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing Date.

                  (k) Documents Genuine. All originals and/or copies of APC's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of directors and shareholders of APC, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to the Company, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

                  (l) Financial Statements and Records. APC will provide to the Company its financial statements back to inception, and all such statements shall fairly present the assets, liabilities and financial condition of APC as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto. APC also will furnish to the Company copies of its other books, accounts and records.

                  (m) Employees and Salaries. APC will provide to the Company a list of all its officers and employees, reflecting the job description and salary of each person.

                  (n) Insurance. Attached hereto as SCHEDULE 4(n) is a list of all insurance policies of APC in effect.

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                  (o) Authorization and Validity. The execution, delivery and performance by APC of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by APC and all necessary approvals of the shareholder(s) of APC will have been obtained by the Closing Date. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by APC and constitutes and will constitute legal, valid and binding obligations of APC, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                  (p) Consents; Approvals; Conflict. Except for compliance with applicable federal and state securities laws, no consent, approval, authorization or order of any court or governmental agency or other body is required for the APC Holders to consummate the Exchange. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, or constitute a breach of, and no prior approval is necessary by or under, APC's articles of incorporation, bylaws or any note, mortgage, indenture, deed of trust, lease, obligation, or other agreement or instrument to which APC is a party.

                  (q) Intellectual Property. Attached to this Agreement as
SCHEDULE 5(q) is a description of all registered trademarks, trademarks, servicemarks, copyrights, trade names and licenses, owned or held by APC or any shareholder or affiliate of APC intended to be used in APC's business, and applications pending therefor. Copies of each such right or application shall be furnished to the Company. APC has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any patent, trademark, trade name, servicemark or copyright belonging to any third person, and APC has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation. APC owns or holds adequate licenses or other rights to use all patents, trademarks, trade names, servicemarks and copyrights used in its business as now conducted, and such use does not conflict with, infringe upon or violate the rights of any third party in a manner which might have a materially adverse effect upon APC.

                  (r) Restrictive Covenants. Prior to the consummation of the Exchange, APC shall conduct its business in the ordinary and usual course without unusual commitments and in compliance with all applicable laws, rules, and regulations. Furthermore, APC will not, without the prior written consent of the Company, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course of business, (iii) incur any material indebtedness for borrowed money, (iv) make any loans or advances other than in the ordinary and usual course of business, (v) declare or pay any dividend or make any other distribution with respect to its capital stock, (vi) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, or
(vii) mortgage, pledge, or subject to encumbrance any of its assets or properties or sell or transfer any of its assets or properties, except in the ordinary and usual course of business.

                  (s) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, the Company has made no other representation or warranty to APC or any APC Holder in connection with the Exchange. APC's decision to enter into the Exchange is based upon its own independent judgment and investigation and not on any representations and warranties of the Company other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

         5. REPRESENTATIONS AND WARRANTIES OF THE APC HOLDERS. The APC Holders each represent and warrant to the Company that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

                  (a) Each APC Holder owns of record and beneficially all the APC Shares respectively shown next to his, her or its name on the signature page to this Agreement; and his, her or its APC Shares are free and clear of all liens, claims, rights or other encumbrances whatever and of all options and similar rights of third persons; and no person has or will have any right in and to such shares except as are created by force of law under any marital, community property or similar rights. No third party has or at Closing will have any right of first refusal, pre-emptive right, option or similar right to acquire any of the APC Shares except as disclosed to the Company in writing prior to the Closing.

                  (b) Each APC Holder has the full right, power and legal capacity to enter into this Agreement and sell and deliver the APC Shares to the Company. As to each APC Holder which is a corporation or other entity, all requisite corporate or equivalent action has been taken necessary to approve the execution and performance of this Agreement.

                  (c) Each APC Holder represents and warrants that he, she or it is not now insolvent and will not be insolvent after selling and delivering the APC Shares to the Company on the terms of this Agreement, and each APC Holder is receiving new consideration at least equal to the full and fair value of the APC Shares being sold.

                  (d) APC and the APC Holders understand and acknowledge that the Company is a public shell with no current operations, revenues or assets, that the Company does not have full-time or professional management, and that the officers and directors of the Company after the Closing will be the current officers and directors of APC. Each APC Holder recognizes that the Exchange Shares are speculative and involve a high degree of risk, and that the prospects and future success of the Company depend principally upon the APC Holders and current APC management.

                  (e) Each APC Holder acknowledges and agrees that he, she or it or his, her or its representatives have been furnished with substantially the same kind of information regarding the Company and its business, assets, financial condition and plan of operation as would be contained in a registration statement and included prospectus prepared in connection with a public offering of the Exchange Shares. Each APC Holder further represents that he, she or it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of the Exchange Shares.

                  (f) In connection with the issuance and delivery of the Exchange Shares, each APC Holder understands and acknowledges that the Exchange Shares have not been and will not be registered under the Act or any state laws in reliance upon exemptions from registration and that such shares will be restricted and subject to significant restrictions on transfer, as described in Section 1.3 of this Agreement. Each APC Holder is acquiring the Exchange Shares for his, her or its own account, and not for the account of any other person and not for distribution, assignment or resale to others, or for pledge or hypothecation, and no other person has or is intended to have a direct or indirect ownership or contractual interest in the Exchange Shares except as may exist or arise under marital property laws or otherwise by operation of law.

                  (g) The APC Holder, alone or together with the APC Holder's adviser(s), has such knowledge and experience in financial, tax and business matters as to enable APC Holder to utilize the information made available by the Company, in connection with the Exchange and issuance of the Exchange Shares, to evaluate the merits and risks of acquiring the Exchange Shares and to make an informed investment decision with respect thereto.

                  (h) All information which each APC Holder has provided or will provide to the Company is or will be correct and complete as of the date furnished to the Company, and, if there should be any material change in such information prior to the Closing as to an APC Holder, that APC Holder will immediately provide the Company with such information.

                  (i) No APC Holder was solicited by the Company by any form of general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or made available over telephone lines by any information service, or any seminar or meeting whose attendees had been invited by any means of general solicitation or general advertising.

                  (j) Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, the Company has not made any representation or warranty to any APC Holder in connection with this Agreement. Each APC Holder's decision to enter into the Exchange is based upon his, her or its own independent judgment and investigation and not on any representations and warranties of the Company other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

                  (k) To the best of the knowledge of each APC Holder, all of the representations and warranties of APC set forth in this Agreement are accurate and true.

         6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Unless specifically stated otherwise, the Company represents and warrants to the other parties that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date.

                  (a) Organization and Good Standing. The Company is and on the Closing Date will be duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has no assets or liabilities and currently conducts no business in any state.

                  (b) Authorized Capitalization. As provided in its Articles of Incorporation, the authorized capital stock of the Company consists of 125,000,000 shares, of which 100,000,000 shares, par value $.001 per share, are designated as common stock, of which 2,000,000 shares, giving effect to shares issued and the Standing Option, are or will be issued and outstanding; and 25,000,000 shares, par value $.001 per share, are designated as preferred stock, none of which are issued or outstanding.

                  (c) Outstanding Options, Warrants or Other Rights. Other than the Standing Options, the Company does not have outstanding any option, warrant or similar instrument and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby the Company is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company of any type or class. The Company shall provide to APC a list of all holders of the Company's capital stock, the number of shares held by each and the number of each certificate held, duly certified by the Secretary of the Company.

                  (d) Subsidiaries. The Company has and as of the Closing will have no subsidiaries.

                  (e) Documents Genuine. All originals and/or copies of the Company's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of shareholders, directors and committees of directors of the Company, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to APC, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

                  (f) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Company in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum. There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which the Company is a party or by which it is bound or affected.

                  (g) Compensation Plans. Except as described below, the Company has not authorized and does not have in effect any stock option or stock purchase plan, dividend reinvestment plan or similar plan pursuant to which any person is entitled to acquire capital stock of the Company or any securities convertible into or exchangeable for its capital stock. The Company has delivered to APC a copy of each plan described below. No shares will be awarded or issued pursuant to either such plan without the prior written authorization of APC.

                           (i) The Company has in effect a 1997 Compensatory Stock Option Plan, covering 1,000,000 shares of the Company's common stock. No options have been granted or shares issued pursuant to this plan, and none will be granted or issued prior to Closing.

                           (ii) The Company has in effect a 1997 Employee Stock Compensation Plan covering 1,500,000 of the Company's common shares, pursuant to which the Company may award shares of common stock to persons defined therein as employees. No shares have been awarded pursuant to such plan or will be awarded prior to Closing.

                  (h) Authorization and Validity. The execution, delivery and performance by the Company of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by the Company and constitute and will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                  (i) Financial Statements. The Company will provide to APC the Company's financial books and records such audited and unaudited financial statements of the Company, back to inception, as exist and as APC requests. All such statements shall fairly present the assets, liabilities and financial condition of the Company as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto.

                  (j) No Undisclosed Material Liabilities. The Company has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), which singly or in the aggregate are material to it, except as disclosed in the Company's financial statements or otherwise disclosed in writing to APC.

                  (k) Taxes. All income, excise, unemployment, social security, occupational, franchise and other taxes, duties, assessments or charges levied, assessed or imposed upon the Company by the United States or by any state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed or will be so filed.

                  (l) Indebtedness to or from Affiliates. The Company is not and will not be indebted to any officer, director, employee or shareholder thereof as of the Closing Date. No money or property is owed to the Company by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing.

                  (m) Salaries. No person currently receives a salary or other cash compensation from the Company, and no person will receive a salary or other cash compensation from the Company prior to Closing.

                  (n) Insurance. The Company does not now have any insurance policy in effect and will not obtain any insurance policy prior to Closing.

                  (o) Books, Records and Accounts. Except for the minute book and accounting and corporate records of the Company furnished to APC, there are no other books, records or accounts of the Company. APC shall have the right to review and obtain the records, books and accounts of the Company, all and sundry.

                  (p) Estoppel. All statements made herein, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith by the Company are true, correct and complete as of the date of this Agreement and will be so as of the Closing. All statements contained in any certificate made by any officer or director of the Company and delivered to APC shall be deemed representations and warranties of the Company.

                  (q) Consents; Approvals; Conflict. No consent, approval, authorization or order of any court or governmental agency or other body is required for the Company to execute and perform its obligations under this Agreement. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, constitute a breach of the Company's articles of incorporation and bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement of instrument to which the Company is a party or by which it is bound nor, to the best of the Company's knowledge and belief, any existing law, rule, regulation, or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over the Company.

                  (r) Restrictive Covenants. Prior to the consummation of the proposed Exchange, the Company shall not engage in any business or activity other than attempting to consummate the Exchange and offer and sell the Units. Furthermore, the Company will not, without the prior written authorization of APC, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course, (iii) declare or pay any dividend or make any other distribution with respect to its capital stock, (iv) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, (v) make any investment of a capital nature, or (vi) enter into any contract, agreement, or other commitment which is material to the Company.

                  (s) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, APC has made no other representation or warranty to the Company in connection with the Exchange. The Company's decision to enter into the Exchange is based upon the Company's own independent judgment and investigation and not on any representations and warranties of APC other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

         8. CONDITIONS TO OBLIGATIONS OF THE PARTIES; DELIVERIES. All obligations of the parties under this Agreement are subject to the fulfillment, prior to the Closing, of all conditions precedent and to performance of all covenants and agreements and completion of all deliveries contemplated herein, unless specifically waived in writing by the party entitled to performance or to demand fulfillment of the covenant or delivery of the documents.

         8.1 Documents to be Delivered to the Company. At the Closing, the following documents shall be delivered to the Company by APC or the APC Holders, as the case may be, which documents shall be satisfactory in form and content to the Company's counsel:

                  (a) Certificates executed by the chief executive officer and the chief financial or accounting officer APC, dated the Closing Date, certifying that the representations and warranties of APC, contained in this Agreement and the information set forth in all Schedules and Exhibits of APC hereto are then true and correct and that APC has complied with all agreements and conditions required by this Agreement and all related agreements to be performed or complied with by APC.

                  (b) A copy of the directors' resolution or the minutes of the meeting of the directors of APC approving the execution and performance of this Agreement.

                  (c) All certificates evidencing the APC Shares, each indorsed on the reverse side for transfer or accompanied by a signed stock power in form satisfactory to the Company.

                  (d) All Schedules, properly filled out, and all Exhibits called for in this Agreement.

         8.2 Documents to be Delivered to APC and the APC Holders. At the Closing the following documents shall be delivered to APC and the APC Holders by the Company, which documents shall be satisfactory in form and content to APC's counsel:

                  (a) To the APC Holders, certificates evidencing the Exchange Shares in the proper denominations.

                  (b) To APC, a certificate executed by the Company dated the Closing Date, certifying that the representations and warranties of the Company contained in this Agreement and the information set forth in all Schedules and Exhibits of the Company are then true and correct and that the Company has complied with all agreements and conditions required by this Agreement to be performed or complied with by it.

                  (c) To APC, a copy of the directors' resolution or the mintutes of the meeting of the directors of the Company approving the execution and performance of this Agreement.

                  (d) All Schedules, properly filled out, and all Exhibits called for in this Agreement.

         8.3 Conditions Precedent. The obligations of the parties under this Agreement are subject to the satisfaction of the following conditions (in addition to other conditions and terms of this Agreement), unless waived in writing, on or prior to the Closing:

                  (a) Representations and Warranties Correct. The representations and warranties of every party contained in this Agreement shall be in all material respects true and correct on and as of the Closing Date as if made on such date.

                  (b) Compliance. The Company, APC and the APC Holders each shall have performed all covenants and agreements, satisfied all conditions and complied with all other terms and provisions of this Agreement to be respectively performed, satisfied or complied with by it as of the Closing Date.

                  (c) No Errors or Misrepresentations. The Company shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by any of the other parties, and APC shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by the Company.

                  (d) Due Diligence Examination. The Company shall have completed a due diligence examination of APC satisfactory to the Company covering all books, records, contracts and other documents and all financial affairs of APC. APC shall have completed a due diligence examination of the Company satisfactory to APC covering all books, records, contracts and other documents and all financial affairs of the Company.

                  (e) Legal Matters. All legal matters in connection with this Agreement and the consummation of all transactions herein contemplated, and all documents and instruments delivered in connection herewith shall be reasonably satisfactory in form to each party.

                  (f) No Litigation or Proceedings. No injunction or restraining order of any federal or state court is in effect which prevents the purchase of the Assets or issuance and delivery of the Exchange Shares, and no lawsuit or other proceeding has been filed by any person by the Closing Date contesting or attempting to enjoin either action, and no action is taken and no law is passed after the date of this Agreement which prevents the Exchange.

         9. OTHER COVENANTS OF THE PARTIES. The parties agree that, prior to the
Closing:

                  (a) Effectuation of this Agreement. The parties hereto each will use their best efforts to cause this Agreement and all related agreements to become effective, and all transactions herein and therein contemplated to be consummated, in accordance with its and their terms, to obtain all required consents, waivers and authorizations of governmental entities and other third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal, local and state laws, rules and regulations as may be applicable to the contemplated transactions.

                  (b) Restriction on Action. The parties each agree that he or it will not do any thing or act prohibited by this Agreement or any related agreement, or fail to do any thing or act which he or it has undertaken to do in this Agreement or any related agreement.

                  (c) Access and Information. To the extent each party deems necessary for purposes of this Agreement and the transactions contemplated hereby, APC and the Company each shall permit the other, its counsel, accountants and other representatives to have full access, upon reasonable notice and during regular business hours, throughout the period prior to Closing, to its equipment, assets, properties, books and records, and will cause to be furnished to the requesting party and its representatives during such period all information it or its representatives may reasonably request.[A

                  (d) No-Shop Provision. APC and the APC Holders agree that, from the date hereof until Closing or termination of this Agreement, neither will take any action, directly or indirectly, to solicit indications of interest in, or offers for, any transaction similar to the Exchange or any investment into APC from anyone other than the Company. APC agrees promptly to inform the Company of any offers or solicitations for a similar transaction, including the terms thereof, made by any third party, provided, that APC is not obligated to inform the Company of casual oral offers or solicitations not formally considered by APC. Violation by APC of any of the requirements of this paragraph shall constitute a material breach of this Agreement.

                  (e) Confidentiality. APC and the Company covenant that they each will not disclose any confidential information of the other party, except to its officers, directors, attorneys, accountants, and employees involved in these transactions, and only then on the condition that such individuals not disclose the information disclosed to them. Notwithstanding the foregoing, the terms of this Agreement, or of any of the transactions contemplated hereby, may be disclosed following execution hereof, provided that each party will provide at least twenty-four hours' notice to the other party prior to making the initial public announcement regarding the transaction. In addition, either party may disclose this Agreement or any part hereof to any third party at any time if required to do so by law, this Agreement or other contractual obligation.

         10. INDEMNIFICATION.

         10.1 Indemnification by APC. APC agrees to defend, indemnify and hold the Company, any subsidiary or affiliate thereof, and its respective successors, officers, directors and controlling persons (the "Indemnified Company Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by APC or an APC Holder herein or in accordance herewith; (b) the breach of any warranty or covenant made by APC or an APC Holder herein or in accordance herewith; or (c) any claim, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of the business of APC or arising out of any act or occurrence prior to, or any state of facts existing as of the Closing.

         10.2 Indemnification by the Company. The Company agrees to defend, indemnify and hold APC, any subsidiary or affiliate thereof, and its respective successors, officers, directors and controlling persons (the "Indemnified APC Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by the

Company herein or in accordance herewith; (b) the breach of any warranty or covenant made by the Company herein or in accordance herewith; or (c) any claim, litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of any act or occurrence prior to, or any state of facts existing as of the Closing.

         10.3 Survival of Covenants and Warranties. The representations, warranties, covenants and agreements made by APC on the one hand, and the Company on the other hand, shall survive the Closing and shall be fully enforceable at law or in equity against such other party and its successors and assigns for a period of one year after the Closing Date. Any investigation at any time made by or on behalf of (or any disclosure to ) any party hereto shall not diminish in any respect whatsoever its right to rely on the representations and warranties of the other party hereto.

         10.4 Notice of Claims. The Company and APC each agree to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the indemnifying party to provide indemnification in accordance with the provisions of this Paragraph 10 unless, and only to the extent that, such indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought against any member of the Indemnified APC Group or the Indemnified Company Group with respect to which any party hereto may have liability under the indemnification provisions contained herein, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name of or on behalf of the indemnified party and, in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and any other party represented by such counsel. Neither party hereto shall make any settlement of any claim which might give rise to liability of the other party under the indemnification provisions contained herein without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

         11. TERMINATION OF THIS AGREEMENT.

         11.1 Grounds for Termination. This Agreement shall terminate:

                  (a) By mutual written consent of the Company and APC;

                  (b) By APC or the Company, if:

                           (i) all the conditions precedent to its respective obligations hereunder have not been satisfied or waived prior to the Closing Date, as it may be accelerated or extended, or if any APC Holder refuses to execute this Agreement;

                           (ii) any party shall have defaulted or refused to perform in any material respect under this Agreement, or if the Company or APC should have reasonable cause to believe there has been a material representation concerning, or failure or breach of, any representation or warranty by the other party, or if it appears that either APC or the Company has committed any unlawful acts affecting the other party;

                           (iii) the transactions contemplated in this Agreement and related agreements have not been consumated on the Closing Date, as it may be mutually accelerated or extended, OR

                           (iv) either the Company or APC shall reasonably determine that the transactions contemplated in this Agreement have become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities or by other person whatever of a formal investigation or of any action, suit or proceeding of any kind against either or both parties which in one party's reasonable belief is material in light of the other party's business, prospects, properties or financial condition;

         11.2 Manner of Termination. Any termination of this Agreement (other than an automatic termination) shall be made in accordance with the above listed grounds and, if terminated by APC or the Company, shall be accompanied by a copy of the resolution of the terminating party's board of directors. Written notice of termination shall be given to the other party as required in this Agreement as promptly as is practical under the circumstances. Upon a party's receipt of such termination notice, this Agreement shall terminate and the transactions herein contemplated shall be abandoned without further action by the parties.

         11.3 Survival of Confidentiality Provisions. Upon termination of this Agreement for any reason, (i) the covenants of the parties concerning the confidentiality and proprietary nature of all docuemnts and other information furnished hereunder shall remain in force except as to information which has otherwise become public knowledge, and (ii) each party shall promptly return all documents received from the other party in connection with this Agreement. This Paragraph constitutes a mutual covenant of the parties, and either may judicially enforce it.

         12. MISCELLANEOUS PROVISIONS.

                  (a) Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without the written consent of the party not seeking assignment, except that the Company may direct such an assignment to a wholly owned subsidiary corporation. No such assignment shall relieve the assignor of any obligations created under this Agreement.

                  (b) Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as expressly set forth in this Agreement.

                  (c) Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                  (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

                  (e) Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of all parties contained herein shall survive the Closing, and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company or APC, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing.

                  (f) Interpretation. This Agreement shall be governed by and construed under the laws of the State of Nevada and shall be interpreted as if both parties participated equally in its drafting. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular provision in this Agreement, unless otherwise noted.

                  (g) Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by telefax transmission or by delivery by use of a messenger which regularly retains its delivery receipts. Such notice shall be deemed received on the date on which it is delivered to the addressee. For purposes of notice, the addresses of the parties shall be, if to an APC Holder, sent to APC for forwarding, and:

If to APC:                 241 Applewood Crescent
                           Suite No. 4
                           Vaughan, Ontario L4K 4E6, Canada
                           ATTN: Larry Hunt, President


If to the Company:         90 Madison Street, Suite 707
                           Denver, Colorado 80206
                           John D. Brasher Jr., Vice Pres.

                  (h) No Finders. Each party represents and warrants to the others and agrees that it has not employed or engaged, and will not employ or engage, any person as a finder or broker in connection with the transactions contemplated herein, and that no person is entitled to compensation as a finder or broker. Each party hereby indemnifies the other parties and holds the other parties harmless from and against any claims of any third persons claiming to have acted as a finder or broker in connection with the transactions herein contemplated, and such indemnity shall include all expenses, costs and damages arising from or related to such claims, including reasonable attorneys fees.

                  (i) Expenses. Except as otherwise provided in this letter, the Company and APC shall bear their own fees and expenses incurred in connection with the transactions contemplated herein.

                  (j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

                  (k) Prevailing Party Clause. In the event of any litigation or proceeding arising as a result of the breach of this Agreement or the failure to perform hereunder, or failure or untruthfulness of any representation or warranty herein, the party or parties prevailing in such litigation or proceeding shall be entitled to collect the costs and expenses of bringing or defending such litigation or proceeding, including reasonable attorneys' fees, from the party or parties not prevailing.

                  (l) Relationship of the Parties. Nothing in this Agreement is intended to be construed so as to suggest that the parties hereto are partners or joint venturers, or that any party or its employees is the employee or agent of the other. Neither APC nor the Company has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other party to any contract, agreement, arrangement, understanding or undertaking with any third party.

                  (m) Exhibits, Schedules, etc. Each Exhibit to this Agreement shall be initialled by APC and the Company, and and each Schedule shall be initalled by the party providing it. Any Schedule provided by APC Holders shall be initialled by all of the APC Holders. If a Schedule does not apply, it must nonetheless be furnished and marked "not applicable." The information contained in every Schedule shall be updated as necessary as of a date as close as possible to the Closing Date and must be accurate and complete as of the Closing Date. Each party signing this Agreement represents and warrants, to all other parties, by such signature that he, she or it has carefully read this Agreement in its entirety and understands the provisions of this Agreement.

                  (n) No Advice Given. APC and the APC Holders acknowledge and agree that they have neither asked for nor received any legal or tax advice from the Company or John D. Brasher Jr. or any other person associated with the Company, in regard to this Agreement or the transactions herein contemplated, and have instead relied on advice and counsel furnished by their own legal or other advisers in order to satisfy themselves as to the tax and other legal implications to them of the Exchange and issuance of the Exchange Shares.

                  (o) Warranty Regarding Approval of APC Holders. APC represents and warrants that the APC Holders all have executed documents consenting to the Exchange and empowering the officers of APC to execute this Agreement and consummate the Exchange, and that the APC Holders' execution of such documents constitutes a written consent to the Exchange in lieu of a meeting of the shareholders of APC, as permitted by governing Canadian law. APC shall at Closing provide an opinion of Canadian counsel to that effect.

         IN WITNESS WHEREOF, all parties have executed this Agreement, and APC and the Company have initialled every preceding page hereof, as of the dates respectively indicated below.

ACCESS POWER CANADA, INC.                   PROPAINT SYSTEMS, INC.


By /s/ Ron Crowe                          By /s/ John D. Brasher Jr.
   -------------------------------           ---------------------------------
   Ron Crowe, Vice President                 John D. Brasher Jr., Vice President

   DATED: June 12, 1998                      DATED: June 12, 1998

         SHAREHOLDERS' SIGNATURE PAGE
         to Agreement and Plan of Reorganization


MERICO PERSONAL, INC.                              1276579 ONTARIO LIMITED (L&T)
 1,437,500 Shares                                  2,000,000 Shares


X /s/ Ron Crowe                                  X /s/ Larry Hunt
-----------------------------                    ------------------------------
Ron Crowe, Vice President                        Larry Hunt, President


GQ & ASSOCIATES, INC.                            RICK QUINNEY
 500,000 Shares                                  1,000,000 Shares


X /s/ Rich Quinney
-----------------------------                    -------------------------------
Rick Quinney, President                          Signature


ANGELA QUINNEY
500,000 Shares


X /s/ Angela Quinney
-----------------------------                    -------------------------------
Angela Quinney, President                          Signature

EXHIBIT  A
         to
         Agreement and Plan of Reorganization among ProPaint Systems, Inc., Access Power Canada, Inc. and certain shareholders of Access Power Canada, Inc.


Summary of terms and preferences of Series A, Voting Convertible Preferred Stock of ProPaint Systems, Inc. (the "Company"):

         1.       Designation and Consideration.

                  A total of 5,000,000 shares of the Company's authorized but unissued shares of preferred stock, $.001 par value per share, shall be designated as the SERIES A, VOTING CONVERTIBLE PREFERRED STOCK (the "Series A Preferred Stock"). Each share of Series A Preferred Stock shall be issued for such consideration as the Board may determine (whether cash, property or other assets). Once duly issued for the consideration herein called for, shares of the Series A Preferred Stock shall be deemed fully paid and nonassessable.

         2.       Dividends.

                  The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends thereon; provided, that, if a dividend is declared on the common shares of the Company or on any series of preferred shares ranking equal or junior to the Series A Preferred Stock, then in such event the holders of the Series A Preferred Stock shall be entitled to receive a proportional share of such dividend, based upon the proportion of the number of shares of Series A Preferred Stock then outstanding to the total number of shares of common and preferred stock entitled to share in such dividend.

         3.       Redemption.

                  The shares of Series A Preferred Stock shall not be subject to redemption.

         4.       Conversion Right.

                  4.1 Conversion into Common Stock. Each share of Series A Preferred Stock may, subject to all terms and conditions of this Section 4 and subject to adjustment as provided below, at any time after issuance, be converted at the option of the holder thereof into fully paid, nonassessable common stock of the Company, $.001 par value per share.


                  (a) Maximum Conversion Rate. Each share of Series A Preferred Stock may be converted into three (3) fully paid, nonassessable shares of common stock of the Company, subject to the following conversion conditions:

                  (i) one fourth (1/4th) of the shares of Series A Preferred Stock held may be converted when the Company and any subsidiaries have on a combined basis opened a total of three (3) Gateways (defined below) that are fully functional and capable of immediately commencing commercial operations, as certified by an engineer qualified to make such certification;

                  (ii) one fourth (1/4th) of the shares of Series A Preferred Stock held may be converted when the Company and any subsidiaries have on a combined basis opened a total of six (6) Gateways (defined below), including the four Gateways required by clause (i) immediately preceding this clause (ii), that are fully functional and capable of immediately commencing commercial operations, as certified by an engineer qualified to make such certification;

                           The term "Gateway" for purposes of clauses (i) and
                           (ii) immediately preceding shall mean a telephony gateway server computer that serves as a bridge between the Public Switched Telephone Network or Private Branch Exchanges, on the one hand, and the Internet on the other hand, and converts analog voice or data transmissions to digital data packets (or vice versa); provided, that five (5) of the Gateways must have capacity to handle twenty-four (24) phone lines and the Internet access to provide capacity of not less than Two Hundred Fifty Thousand (250,000) minutes of talk time per month; and one Gateway must have capacity to handle twelve (12) phone lines and the Internet access to provide capacity of not less than One Hundred Twenty-Five Thousand (125,000) minutes of talk time per month.

                  (iii) one fourth (1/4th) of the shares of Series A Preferred Stock held may be converted when the Company and all subsidiaries have on a combined basis achieved an aggregate of Two Million Dollars (C$2,000,000.00) in bona fide total revenues from all sources, as reflected on unaudited interim consolidated financial statements regularly prepared for the Company and all subsidiaries;

                  (iv) one fourth (1/4th) of the shares of Series A Preferred Stock held may be converted when the Company and all subsidiaries have on a combined basis achieved an aggregate of Seven Million Dollars (C$7,000,000.00) in bona fide total revenues from all sources, including the C$2,000,000 in bona fide total revenues required by clause (iii) immediately preceding this clause (iv), as reflected on unaudited interim consolidated financial statements regularly prepared for the Company and all subsidiaries;

                           The four conversion conditions of this Paragraph 4.1(a) need not be satisfied in any particular order, nor is the satisfaction of any conversion condition dependent upon the prior satisfaction of any other conversion condition.

                  (b) When Conversion Rate Determinable by Board of Directors. For purposes of this Section 4, the term "Reorganization" includes any merger, consolidation, share exchange, or other business combination pursuant to which the Company is not the surviving corporation after the effective date of the Reorganization, and any sale or lease of all or substantially all of the assets of the Company, and the term "Reorganization Agreement" shall mean a plan or agreement with respect to a Reorganization. In the event the Company consummates a Reorganization, every share of Series A Preferred Stock issued and outstanding on the Reorganization's effective date shall on such date be converted into the number and kind of shares or other property that would be received by a person holding the number of common shares of the Company into which the shares of Series A Preferred Stock would be convertible on the effective date.

         If on a Reorganization's effective date all four of the conversion conditions set forth in subparagraph 4.1(a) have not been satisfied, then the immediately following sentence shall apply to the holders of the Series A Preferred Stock. In regard to any conversion conditions which at the time of execution of the Reorganization Agreement have not been satisfied, the Board of Directors shall, prior to such effective date, in good faith determine the extent to which such remaining conversion conditions have been partially satisfied. [For example, achieving C$1,000,000 in total revenues would satisfy one-fifth of the subparagraph 4.1(a)(iii) conversion condition and one-seventh of subparagraph 4.1(a)(iv) conversion condition, respectively.] The Board of Directors shall then determine the number of shares of the Company's common stock into which the shares of Series A Preferred Stock may be converted, which shall be in proportion to the extent the remaining conversion conditions have then been partially satisfied. The determination of the Board of Directors in this matter shall be final and binding for all purposes.

                  (c) Automatic Conversion at Minimum Conversion Rate. On the fifth (5th) anniversary of the Original Issue Date of the Series A Preferred Stock, every share of Series A Preferred Stock which has not theretofore satisfied any of the foregoing conversion conditions in this Section 4 and been converted to common stock shall, automatically and without any requirement to satisfy any conversion conditions of this Section 4 and without need of any further action on the part of holders of Series A Preferred Stock except to surrender the Series A Preferred Stock certificates to the Company's Secretary for conversion, be converted into and thereafter represent one half (1/2) of a share of the common stock of the Company (the "Minimum Conversion Rate").

                  (d) Other Matters Relating to Conversion. The common shares of the Company into which shares of Series A Preferred Stock are converted ("Conversion Shares") will not be registered under the Securities Act of 1933, as amended ("Act"), but shall be issued in reliance upon Section 4(2) of the Act or Rule 505 or 506 of Regulation D under the Act, or Regulation S under the Act, or other available exemption from registration under the Act. Conversion shall be deemed to occur on the date a certificate evidencing shares of Series A Preferred Stock being converted is presented to the Company or to the Company's transfer agent and registrar, properly endorsed and accompanied by the proper fee payable for issuance of the Conversion Shares. Each certificate evidencing Series A Preferred Shares or Conversion Shares shall be subject to such restrictions, conditions and limitations, and shall bear such restrictive legends, if any, as are required by applicable laws, rules and regulations.

                  4.2 Other Adjustments to Conversion Rates. The conversion rates set forth in Paragraph 4.1 above will be subject to further adjustment if the Company is reorganized, merged, consolidated or party to a plan of exchange with another corporation pursuant to which shareholders of the Company receive any shares of stock or other securities, or in the event of any sale or other transfer of all or substantially all of the Company's assets, or in case of any reclassification of the Common Stock. Holders of shares of the Series A Preferred Stock shall be entitled, after the occurrence of any such event, to receive on conversion thereof the kind and amount of shares of stock or other securities, cash or other property receivable upon such event by a holder of the number of Common Shares into which the shares of Series A Preferred Stock might have been converted immediately prior to occurrence of the event. In the event of a split or combination, the number of Conversion Shares issuable shall be appropriately adjusted. For purposes of this Paragraph, the term "shareholder" means a holder of Common Stock.

                  4.3 No Fractional Shares Issuable. No fractional share of Common Stock, or scrip or other instrument representing a fractional Common Share, shall be issued upon conversion of any share of Series A Preferred Stock. If any such conversion results in a fractional share of Common Stock being issuable, the Company issue a whole share if the fraction is one half (0.50) or more, and the converting holder shall forfeit the fraction if less than one half (0.50).

         5.       Rights on Liquidation, Dissolution, or Winding Up.

                  5.1 Payment of Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of shares of Series A Preferred Stock shall be subordinate to all claims of the Company's creditors and to claims of the holders of every series of the Company's preferred stock ranking senior upon liquidation to the Series A Preferred Stock, but otherwise are entitled to receive a liquidation preference in the amount of $.001 per share, before any payment is made to any holder of common shares or any series of preferred shares ranking junior to the shares of Series A Preferred Stock. After the payment of such liquidation preference and any liquidation preferences payable to holders of any other series of preferred shares, the holders of the shares of Series A Preferred Stock shall share ratably with the holders of the Company's common stock and all series of preferred stock ranking on a parity with or junior to the Series A Preferred Stock in the Company's assets available for distribution to its shareholders.

                  5.2 Effective Reorganization. Neither the consolidation or merger of the Company with or into any other company nor the lease, exchange, sale or transfer of all or substantially all of the Company's assets shall be deemed to be a liquidation, dissolution or winding up of the Company's affairs, whether voluntary or otherwise, within the meaning of this Section 5.

         6.       Voting Rights.

                  The shares of Series A Preferred Stock shall have the right to vote in elections of directors and on other matters generally as to which shareholders of the Company may vote. Each share of Series A Preferred Stock shall be entitled to cast one (1) vote on every matter placed before shareholders for consideration. The shares of Series A Preferred Stock shall vote with the common shares and not as a separate class. Any matter which requires the approval of the holders of the Series A Preferred Stock shall require only the affirmative vote of a majority of the votes cast by the holders of such shares, voting as a separate class, at any lawful meeting of such holders which commences with a quorum; or if such shares vote by means of written consent in lieu of a meeting, the concurrence of only a majority of the holders of the Series A Preferred Stock shall be necessary.

         7.       Certain Corporate Actions.

                  The Company shall not amend its articles or certificate of incorporation without the prior approval of the holders of the Series A Preferred Stock, voting as a separate class, if such amendment would directly or indirectly effect any adverse change in any of the rights, preferences or privileges of, or limitations provided for herein for the benefit of, the holders of Series A Preferred Stock. Without limiting the generality of the foregoing, no such amendment may be effected without such approval if such amendment would:

                  (a) Reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the seniority of the liquidation preferences of the holders of Series A Preferred Stock relative to the rights upon liquidation, dissolution or winding up of the holders of any other class or series of the Company's shares; or

                  (b) Cancel or modify the right of holders of Series A Preferred Stock to convert such shares to Common Shares of the Company, all as set forth herein.

         8.       Rank of Series A Preferred Stock.

                  The shares of the Series A Preferred Stock shall rank junior to all series of preferred stock of the Company hereafter created, unless such subsequently created series expressly ranks on a parity with or subordinate to the Series A Preferred Stock. The Company may issue other shares of another class or series of preferred stock after the Original Issue D which rank on a parity with or senior to the Series A Preferred Stock.


         9.       Status of Certain Shares.

                  Shares of Series A Preferred Stock which (i) have been redeemed, converted, exchanged, purchased, retired or surrendered to the Company, or (ii) have been reacquired in any other manner, or (iii) have not been sold or issued and which by determination of the Board of Directors shall not be sold or issued as Series A Preferred Stock, shall have the status of authorized and unissued preferred shares and may be reissued by the Board of Directors as shares of Series A Preferred Stock or any other series of preferred stock. In any such event, the Board of Directors may but shall not required to file an amendment to the Company's articles of incorporation with the Nevada Secretary of State to reflect any such fact.

         10.      Tax Matters.

                  The holders of Series A Preferred Stock shall be solely liable for and shall pay any and all taxes and other governmental charges, of every kind, that may be imposed in respect of the issue or delivery of Common Shares upon redemption or conversion of Series A Preferred Stock. The Company may withhold certain of such Common Shares in order to satisfy the Company's tax withholding obligations or take similar steps to ensure that such taxes and charges are duly paid. If the Company becomes liable for or pays any such taxes due to acts of a Series A Preferred Stock holder, it may, in order to recoup the amount of such tax or tax liability:

                  (i) withhold the amount of such tax or tax liability from any funds whatever in or coming into the Company's possession and belonging to such holder, including dividends declared on the Series A Preferred Stock and payable to such holder; and/or

                  (ii) cancel and reissue in the Company's name such number of shares of Series A Preferred Stock, based upon the original issue price per share, as will equal the amount of the tax paid or tax liability incurred.

         11.      No Limit Imposed on Corporate Powers.

                  Except to the extent expressly set forth herein, the issuance and existence of the Series A Preferred Stock shall not affect in any way the right or power of the Company or its shareholders to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures or other indebtedness, or the dissolution or liquidation of the Company, or any sale, exchange or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.


         - - - - -  END OF EXHIBIT A  - - - - -


EXHIBIT B
         to
         Agreement and Plan of Reorganization among ProPaint Systems, Inc., Access Power Canada, Inc., and certain individuals


         O P T I O N   T O   R E D E E M   E X C H A N G E   S T O C K


         Option Agreement dated this June ____, 1998, among the person or entity executing this Option as "Grantor" and PROPAINT SYSTEMS, INC., a Nevada corporation and its successors and assigns as the optionee (the "Company"), the parties agreeing as follows:

SECTION 1. RECITALS.

         Grantor and Optionee are parties to that certain Agreement and Plan of Reorganization dated June 12, 1998 ("Exchange Agreement"), among the Company, ACCESS POWER CANADA, INC., a federally chartered Canadian corporation ("Access Power"), and the shareholders of Access Power, including Grantor, who executed the Exchange Agreement as a "Shareholder." Upon the completion of the merger contemplated in the Exchange Agreement ("Exchange"), certain shares of the Series A, Voting Convertible Preferred Stock of the Company were issued to Grantor in the aggregate number set forth in Section 2 of this Option (the "Exchange Shares"). Pursuant to Section 2.1 of the Exchange Agreement, the Company has the right to redeem the Exchange Shares upon the occurrence of certain events. The Exchange Agreement, together with all exhibits and schedules, is incorporated by reference into this Option as if fully set forth here.

SECTION 2. EXCHANGE SHARES.

         __________________ shares of the Company's common stock and
_______________ shares of Series A, Voting Convertible Preferred Stock of the Company (the "Preferred Shares"), and all common shares of the Company into which the Preferred Shares are converted during the Option Period, all of which shares are collectively referred to in this Option as the "Exchange Shares" and subject to this Option.

SECTION 3. GRANT OF OPTION.

         Grantor hereby grants to the Company, for valuable consideration, the receipt and sufficiency of which Grantor hereby acknowledges, an option (the "Option") to purchase the Exchange Shares at a price of One Cent (US$0.01) per share (the "Exercise Price") commencing on the date of this Option and expiring on April 30, 2000 (the "Option Period") in the event that, during the Option Period, Grantor voluntarily terminates his employment with the Company or his employment with the Company is involuntarily terminated for cause or serious cause. However, in the event Grantor's employment with the Company is terminated for cause, then the number of Exchange Shares purchasable by the Company under this Option shall be prorated, based on the portion of the Option Period then lapsed. Grantor agrees that the Exercise Price and the duration of the Option Period are reasonable. This redemption right shall not apply if termination of a Member's employment with the Company occurs due to a merger, stock exchange or consolidation of the Company with, or sale of the Company or all or substantially all of its assets to, another company or persons then unaffiliated with the Company.

SECTION 4. DEFINITIONS.

         The term "employment with the Company" as used in this Option shall include Grantor's employment or relationship as an officer, employee, consultant or adviser with the Company or any affiliated company, provided that the Grantor renders regular services averaging in any 90-day period not less than fifteen
(15) hours per week. "Employment with the Company" as herein used shall not be affected by Grantor's transfer of employment among the Company and any one or more affiliated companies. The term "affiliated company" means Survivor, any other wholly or principally owned subsidiary of the Company, and any joint venture or other business venture in which the Company or an affiliated company owns at least twenty-five percent (25%) of the equity and net profits interest. Grantor's employment with the Company shall not be deemed terminated by death, by bona fide permanent or temporary disability or sick leave, by military leave or by leave (e.g., jury duty) required by law or legal process other than incarceration due to conviction of a felony crime. "Serious cause" as used in this Option shall have the same meaning as set forth on Schedule 3.1 to the Exchange Agreement. "Cause" as used in this Option means any reason for termination other than serious cause.

SECTION 5. EXERCISE, PAYMENT AND DELIVERY OF EXCHANGE SHARES.

         The Company may only exercise this Option by written notice to Grantor, accompanied by payment of the Exercise Price by means of cashier's or bank check, money order, or certified check. Notice of exercise of this Option may be made by first class mail, postage prepaid, overnight courier service, telegram or cable, or by any messenger service which regularly retains its delivery receipts. Exercise shall be deemed made when notice of exercise and payment of the Exercise Price are dispatched to Grantor.

         Upon due exercise of this Option as provided in this paragraph, all rights whatever of Grantor in and to the Exchange Shares, including ownership, voting rights and the right to receive dividends, shall cease and shall belong to the Company. Upon Grantor's receipt of the Exercise Price, Grantor shall within five (5) business days deliver to the Company all certificates evidencing the Exchange Shares (or if the Exchange Shares have been changed or converted into any other securities, certificates evidencing such other securities), each endorsed by Grantor with signature medallion guaranteed or accompanied by stock powers executed by Grantor, each signature being medallion guaranteed. Upon Grantor's failure to deliver such certificates properly endorsed or accompanied by signature- guaranteed stock powers, the Company shall have the right to compel their delivery by judicial action, at the sole cost of Grantor.

SECTION 6. COMBINATIONS, RECAPITALIZATIONS, ETC.

         The Exchange Shares are shares of the common stock of the Company as currently constituted. If, prior to exercise of this Option, the Company shall one or more times effect any subdivision or consolidation of shares or other capital readjustment, a stock split or combination of shares (reverse stock split), or recapitalization or other increase or reduction of the number of shares of its common stock which has the effect of changing the Exchange Shares into a different number of shares of the Company, then the shares into which the Exchange Shares are changed shall be subject to this Option in lieu of the Exchange Shares.

         If the Company is reorganized, merged, consolidated or party to a plan of exchange with another corporation pursuant to which shareholders of the Company receive any shares of stock or other securities, there shall be substituted for the Exchange Shares subject to this Option the appropriate number of shares of each class of stock or other securities which were distributed to the Grantor in respect of the Exchange Shares.

SECTION 7. LITIGATION.

         In the event of any litigation or proceeding arising as a result of any alleged breach or violation of this Agreement, Grantor's failure to deliver the Exchange Shares upon proper exercise of this Option, or the failure of any representation or warranty herein of Grantor, the party or parties prevailing in such litigation or proceeding shall be entitled to collect all costs and expenses thereof, including reasonable attorneys' fees, from the party or parties therein not prevailing. The parties expressly agree that all shareholders of the Company at the time Grantor's employment with the Company terminates during the Option Period are and shall be third party beneficiaries of this provision, and any one or more of such shareholders may bring an action to compel the Company to redeem the Exchange Shares if this Option becomes exercisable during the Option Period.

SECTION 8. MISCELLANEOUS PROVISIONS.

         This Option shall terminate only upon due exercise of this Option and delivery of the Exchange Shares or expiration of the Option Period without such exercise. This Option is binding on the parties and their respective successors, assigns, heirs, legatees and legal representatives. Otherwise, neither party may assign this Option or any obligations or rights hereunder. The transfer agent and registrar of the Company may rely on a copy of this Option as its authority for the transfer of the Exchange Shares following exercise and may rely on the written statement of the Company that this Option has been duly exercised. Grantor is fully authorized and has all legal right and power to grant and perform as required under this Option.

         IN WITNESS WHEREOF, Grantor and the Company have executed this Option and initialled each preceding page hereof, on the date first above indicated.


GRANTOR:                                         PROPAINT SYSTEMS, INC.


X
-----------------------------
By
-----------------------------
         Signature                                    Authorized Officer


Name
-----------------------------


SCHEDULE  4(c)
         to
         Agreement and Plan of Reorganization
         among ProPaint Systems, Inc.,
         Access Power Canada, Inc., and certain individuals


LITIGATION INVOLVING ACCESS POWER CANADA, INC.:


NONE